Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

STANLEY BLACK & DECKER, INC.

Stanley Black & Decker, Inc., a corporation organized and existing under the Connecticut Business Corporation Act (the “CBCA”), does hereby certify:

1: The name of the corporation is Stanley Black & Decker, Inc. (the “Corporation”).

2: The Restated Certificate of Incorporation is amended by the addition of the provisions set forth on Exhibit A hereto, to immediately follow Section 3A and immediately precede Section 4 of the Corporation’s Restated Certificate of Incorporation.

3: The amendment was adopted by resolution of the Special Securities Committee of the Board of Directors on October 28, 2010.

4: The amendment was approved by the Special Securities Committee of the Board of Directors. No Shareholder approval was required.

[Signature page follows]

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be duly executed this 5th day of November, 2010.

STANLEY BLACK & DECKER, INC.

By:	/s/ Donald J. Riccitelli

Name:	Donald J. Riccitelli

Title:	Assistant Secretary

2

Exhibit A

Text of Amendment

“Section 3B. There shall be a series of Preferred Stock, without par value, of said corporation, having the voting powers, designation, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such rights, as follows:

(1). Number and Designation. 6,325,000 shares of the Preferred Stock of the Corporation shall be designated as “4.75% Series B Perpetual Cumulative Convertible Preferred Stock” (the “Convertible Preferred Stock”).

(2). Certain Definitions. As used in this Section 3B, the following terms shall have the meanings given to them in this Section 3B(2). Any capitalized term not otherwise defined herein shall have the meaning set forth in the Certificate of Incorporation, unless the context otherwise requires.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” shall have the meaning assigned to it in Section 3B(15)(a) hereof.

“Board of Directors” means the Board of Directors of the Corporation and shall include any duly authorized committee of the Board of Directors.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions and trust companies in New York City, New York are authorized or required by law or executive order to remain closed.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Closing Sale Price” of the shares of Common Stock or any other security for which a Closing Sale Price must be determined on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which shares of

Common Stock or such other security are traded or, if the shares of Common Stock or such other security are not listed on a United States national or regional securities exchange, the “Closing Sale Price” will be the last quoted bid price for the Common Stock or such other security in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization. If the Common Stock or such other security is not so quoted, the “Closing Sale Price” will be the average of the mid-point of the last bid and ask prices for Common Stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose. The Closing Sale Price shall be determined without reference to any extended or after-hours trading.

“Common Stock” means common stock of the Corporation, par value $2.50 per share, subject to Section 3B(10) hereof.

“Cash Settlement” shall have the meaning assigned to it in Section 3B(7)(d) hereof.

“Combination Settlement” shall have the meaning assigned to it in Section 3B(7)(d) hereof.

“Conversion Agent” shall have the meaning assigned to it in Section 3B(17)(a) hereof.

“Conversion Date” shall have the meaning assigned to it in Section 3B(7)(b) hereof.

“Conversion Rate” per share of Convertible Preferred Stock means 1.3333 shares of Common Stock, subject to adjustment as set forth herein.

“Convertible Preferred Stock” shall have the meaning assigned to it in Section 3B(1) hereof.

“Convertible Preferred Stock Director” shall have the meaning assigned to it in Section 3B(12)(c) hereof.

“Corporation” means Stanley Black & Decker, Inc., a corporation organized and existing under the Connecticut Business Corporation Act, and shall include any successor to such Corporation.

“Daily Conversion Value” means, for each of the 20 consecutive Trading Days during the Observation Period, one-twentieth of the product of (i) the applicable Conversion Rate on such Trading Day and (ii) the Daily VWAP of Common Stock on such Trading Day.

“Daily Measurement Value” means the Specified Dollar Amount divided by 20.

“Daily Settlement Amount,” means, for each of the 20 consecutive Trading Days during the Observation Period:

(i) cash equal to the lesser of (A) the Daily Measurement Value and (B) the Daily Conversion Value for such Trading Day; and

(ii) to the extent the Daily Conversion Value for such Trading Day exceeds the Daily Measurement Value, a number of shares of Common Stock equal to (A) the difference between such Daily Conversion Value and the Daily Measurement Value, divided by (B) the Daily VWAP for such Trading Day.

“Daily VWAP” means, for each of the 20 consecutive Trading Days during the Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SWK.N <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of the primary exchange or market on which Common Stock is listed or traded to the scheduled close of such exchange or market on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Corporation).

“Date of First Issuance” shall have the meaning assigned to it in Section 3B(4)(b) hereof.

“Depositary” means DTC or its successor depositary.

“Dividend Payment Date” means February 17, May 17, August 17 and November 17 of each year, commencing from the February 17, May 17, August 17 or November 17 closest following the Date of First Issuance, or if any such date is not a Business Day, on the next succeeding Business Day, provided that if such Business Day falls in the next succeeding calendar month, the Dividend Payment Date shall be brought forward to the immediately preceding Business Day.

“Dividend Period” shall mean the period beginning on, and including, a Dividend Payment Date (or if no Dividend Payment Date has occurred, commencing on, and including, the Date of First Issuance) and ending on, and excluding, the next immediately succeeding Dividend Payment Date.

“DTC” shall mean The Depository Trust Company, New York, New York.

“Effective Date” shall have the meaning assigned to it in Section 3B(8)(b) hereof.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question, from the Corporation or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fundamental Change” means the occurrence of any of the following events:

(a) any transaction or event (whether by means of a share exchange or tender offer applicable to the Common Stock, a liquidation, consolidation, recapitalization, reclassification,

combination or merger of the Corporation or a sale, lease or other transfer of all or substantially all of the consolidated assets of the Corporation) or a series of related transactions or events occurs pursuant to which 50% or more of the outstanding Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property, more than 10% of which consists of cash, securities or other property that is not, or will not be upon consummation of such transaction, listed on a United States national or regional securities exchange for a period of 30 or more consecutive Trading Days; or

(b) the Common Stock ceases to be listed or quoted on a United States national or regional securities exchange for 30 or more consecutive Trading Days.

“Fundamental Change Company Notice” shall have the meaning assigned to it in Section 3B(8)(c) hereof.

“Fundamental Change Conversion Deadline” shall have the meaning assigned to it in Section 3B(8)(c) hereof.

“Fundamental Change Conversion Right” shall have the meaning assigned to it in Section 3B(8)(a) hereof.

“Fundamental Change Make-Whole Premium” shall have the meaning assigned to it in Section 3B(8)(a) hereof.

“Fundamental Change Period” shall have the meaning assigned to it in Section 3B(8)(c) hereof.

“Fundamental Change Settlement Date” means the Business Day immediately following the Fundamental Change Conversion Deadline.

“Fundamental Change Settlement Price” shall have the meaning assigned to it in Section 3B(8)(a) hereof.

“Global Preferred Shares” shall have the meaning assigned to it in Section 3B(15)(a) hereof.

“Global Shares Legend” shall have the meaning assigned to it in Section 3B(15)(a) hereof.

“Junior Stock” shall have the meaning assigned to it in Section 3B(3)(a) hereof.

“Liquidation Preference” shall have the meaning assigned to it in Section 3B(5)(a) hereof.

“Market Disruption Event” means the occurrence or existence for more than one half-hour period in the aggregate on any Scheduled Trading Day for Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in Common Stock or in any options, contracts or future contracts relating to Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Observation Period” means, with respect to any Share of Convertible Preferred Stock being converted, the 20 consecutive Trading Day period beginning on and including the second Trading Day after the Conversion Date relating to such share of Convertible Preferred Stock, provided that if the Corporation has called the Convertible Preferred Stock for redemption in accordance with Section 3B(6), the Observation Period will be the 20 consecutive Trading Days starting on the 22nd Scheduled Trading Day prior to the Redemption Date.

“Officer” means the Chairman of the Board, a Vice Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Corporation.

“Outstanding” means, when used with respect to Convertible Preferred Stock, as of any date of determination, all Convertible Preferred Stock theretofore authenticated and delivered under this Section 3B, except:

(i) shares of Convertible Preferred Stock redeemed and cancelled by the Corporation pursuant to Section 3B(6); and

(ii) shares of Convertible Preferred Stock as to which any property deliverable upon conversion thereof has been delivered and required to be cancelled pursuant to Section 3B(7)(b);

provided, however, that, that, in determining whether the holders of Convertible Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Convertible Preferred Stock owned by the Corporation or its Affiliates shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Convertible Preferred Stock which the Registrar has actual knowledge of being so owned shall be so disregarded.

“Parity Stock” shall have the meaning assigned to it in Section 3B(3)(b) hereof.

“Paying Agent” shall have the meaning assigned to it in Section 3B(17)(a) hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, a joint stock company, an unincorporated organization, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Physical Settlement” shall have the meaning assigned to it in Section 3B(7)(d) hereof.

“Purchase Contract and Pledge Agreement” means the Purchase Contract and Pledge Agreement among the Corporation, The Bank of New York Mellon Trust Company, National Association, as purchase contract agent, and HSBC Bank USA, National Association, as collateral agent, custodial agent and securities intermediary, dated as of November 5, 2010.

“Record Date” means (i) with respect to the dividends payable on February 17, May 17, August 17 and November 17 of each year, February 1, May 1, August 1 and November 1 (whether or not a Business Day) of each year, respectively, or such other record date, not more than 30 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 3B(9), with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Redemption Date” means a date that is fixed for redemption of the Convertible Preferred Stock by the Corporation in accordance with Section 3B(6) hereof.

“Redemption Notice” shall have the meaning assigned to it under Section 3B(6)(b) hereof.

“Redemption Price” means an amount of cash equal to the Liquidation Preference per share of Convertible Preferred Stock being redeemed, plus an amount equal to all accrued and unpaid dividends thereon to, but excluding, the Redemption Date; provided that if the Redemption Date shall occur after a Record Date and before the related Dividend Payment Date, the Redemption Price described above shall be reduced by the amount payable per share of Convertible Preferred Stock on the related Dividend Payment Date.

“Reference Price” shall have the meaning assigned to it in Section 3B(8)(a)(i) hereof.

“Reference Property” shall have the meaning assigned to it in Section 3B(10)(a) hereof.

“Registrar” shall have the meaning assigned to it in Section 3B(13) hereof.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Senior Stock” shall have the meaning assigned to it in Section 3B(3)(c) hereof.

“Settlement Amount” shall have the meaning assigned to it in Section 3B(7)(d) hereof.

“Settlement Method” means either the Cash Settlement, Physical Settlement, or Combination Settlement as elected by the Corporation pursuant to Section 3B(7)(d) hereof.

“Specified Dollar Amount” means, in respect of any Combination Settlement, a dollar amount per share of Convertible Preferred Stock as specified by the Corporation in the notice regarding the chosen settlement method under Section 3B(7)(d).

“Spin Off” shall have the meaning assigned to it in Section 3B(9)(c) hereof.

“Stock Price” means, (a) in the case of a Fundamental Change described in clause (a) of the definition of Fundamental Change, the cash amount paid per share of the Common Stock and

(b) in the case of any other Fundamental Change, the average of the Closing Sale Prices of such Common Stock over the ten consecutive Trading Day period ending on the Trading Day immediately preceding the Effective Date of such Fundamental Change.

“Subsidiary” means (a) a corporation, a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly owned by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation, (b) a partnership in which the Corporation or a Subsidiary of the Corporation holds a majority interest in the equity capital or profits of such partnership, and (c) any other Person (other than a corporation) in which the Corporation, a Subsidiary of the Corporation or the Corporation and one or more Subsidiaries of the Corporation, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such person.

“Trading Day” means a day during which (i) there is no Market Disruption Event and (ii) trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which Common Stock is then listed or, if the Common Stock is not then listed on a United States national or regional securities exchange, in the principal other market on which Common Stock is then traded. If Common Stock (or any other security for which a Daily VWAP must be determined) is not so listed or quoted, “Trading Day” means a “Business Day.”

“Transfer Agent” shall have the meaning assigned to it in Section 3B(13) hereof.

(3). Rank. The Convertible Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution of the Corporation, rank:

(a) senior to the Common Stock, and if issued, the Series A Junior Participating Preferred Stock of the Corporation, and any other class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks junior to the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Junior Stock”);

(b) on a parity with any other class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks on a parity with the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Parity Stock”);

(c) junior to each class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation (collectively, the “Senior Stock”); and

(d) junior to the Corporation’s and its Subsidiaries’ existing and future indebtedness (including trade payables).

(4).	Dividends.

(a) Holders of Convertible Preferred Stock shall be entitled to receive, when, as and if, declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends on each share of Convertible Preferred Stock at the rate of 4.75% per annum of the Liquidation Preference per share of Convertible Preferred Stock.

(b) If no shares of Convertible Preferred Stock have been previously issued, dividends thereon shall accumulate from the date of first issuance of such Convertible Preferred Stock (the “Date of First Issuance”), or if dividends shall have been paid on the Convertible Preferred Stock thereafter, from the most recent Dividend Payment Date. If additional Convertible Preferred Stock is issued after the Date of First Issuance, dividends on all shares of Convertible Preferred Stock shall accumulate from the most recent Dividend Payment Date or if no Dividend Payment Date has occurred, from the Date of First Issuance. Each such dividend shall be payable to the holders of record of shares of the Convertible Preferred Stock, as they appear on the Corporation’s stock register at the close of business on a Record Date.

(c) Accumulated and unpaid dividends for any past Dividend Period (whether or not declared) shall not bear any interest if dividends are paid subsequent to the applicable Dividend Payment Date.

(d) The amount of dividends payable for each full Dividend Period for the Convertible Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period shorter or longer than a full quarterly Dividend Period, on the Convertible Preferred Stock shall be appropriately prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of Convertible Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of any accumulated and unpaid dividends, as herein provided, on the Convertible Preferred Stock.

(e) No dividend shall be declared or paid, or funds set apart for the payment of any dividend or other distribution, whether in cash or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Corporation through a sinking fund or otherwise, unless all accumulated and unpaid dividends for all past Dividend Periods (whether or not there are funds of the Corporation legally available for the payment of dividends) on the shares of Convertible Preferred Stock have been paid in full or set apart for payment; provided, however, that, notwithstanding any provisions of this Section 3B(4)(e) to the contrary, the Corporation may make dividend payments solely in Junior Stock, convert any Junior Stock into, or exchange any Junior Stock for, a class or series of other Junior Stock. When dividends are not paid in full (or a sum sufficient to pay them in full is not set apart) on Convertible Preferred Stock and any other Parity Stock, all dividends declared on the Convertible

Preferred Stock and any other Parity Stock shall be paid pro rata so that the amount of dividends so declared per share of Convertible Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends per share of Convertible Preferred Stock and such class or series of Parity Stock (which shall not include any accumulation in respect of unpaid dividends on such other class or series of Parity Stock if such other class or series of Parity Stock does not have a cumulative dividend) bear to each other.

(f) Dividends on the Convertible Preferred Stock shall accumulate whether or not (1) the Corporation has earnings; (2) there are funds legally available for the payment of those dividends; or (3) those dividends are authorized or declared. Any dividend payment made on the Convertible Preferred Stock will first be credited against the earliest accumulated but unpaid dividends due with respect to those shares of Convertible Preferred Stock which remain payable.

(5).	Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, holders of Convertible Preferred Stock shall be entitled to receive $100 per share of Convertible Preferred Stock (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not authorized or declared), accumulated and unpaid thereon and accrued dividends thereon up to but excluding the date of final distribution to such holders, but shall not be entitled to any further payment or other participation in any distribution of the assets of the Corporation. If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, are insufficient to pay in full the preferential amount aforesaid and liquidating payments on Convertible Preferred Stock and any other Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Convertible Preferred Stock and any other Parity Stock ratably in proportion to the respective amounts that would be payable on such shares of Convertible Preferred Stock and any such other Parity Stock as if all amounts payable thereon were paid in full.

(b) The Corporation shall instruct DTC to notify the holders of shares of Convertible Preferred Stock, or if the Convertible Preferred Stock is in certificated form, send a written notice by first class email to each holder of record of the Convertible Preferred Stock at such holder’s registered address, of any event triggering the right to receive a distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(c) Neither the consolidation or merger with or into any other Person, nor the voluntary sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or assets shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(d) Subject to the rights of the holders of any Parity Stock, after payment has been made in full to the holders of the Convertible Preferred Stock, as provided in this Section 3B(5), holders of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Convertible Preferred Stock shall not be entitled to share therein.

(6). Optional Redemption of the Convertible Preferred Stock. Shares of Convertible Preferred Stock shall be redeemable by the Corporation in accordance with this Section 3B(6).

(a) The Corporation may not redeem any shares of Convertible Preferred Stock before December 22, 2015. On or after December 22, 2015, the Corporation shall have the option to redeem, subject to Section 3B(6)(j) hereof, some or all the shares of Convertible Preferred Stock at the Redemption Price.

(b) In the event the Corporation elects to redeem shares of Convertible Preferred Stock, the Corporation shall:

(i) send a written notice to the Registrar and Transfer Agent of the Redemption Date, stating the number of shares to be redeemed and the Redemption Price, at least 30 Scheduled Trading Days before the Redemption Date (unless a shorter period shall be satisfactory to the Registrar and Transfer Agent);

(ii) instruct DTC to notify the holders of the Convertible Preferred Stock, or, if the Convertible Preferred Stock is in certificated form, send a written notice (the “Redemption Notice”) by first class mail to each holder of record of the Convertible Preferred Stock at such holder’s registered address, not fewer than 25 Scheduled Trading Days nor more than 90 calendar days prior to the Redemption Date stating:

(A) the Redemption Date;

(B) the Redemption Price;

(C) the Settlement Method of the Convertible Preferred Stock if the holder elects to convert;

(D) the name and address of the Paying Agent and Conversion Agent;

(E) that shares of Convertible Preferred Stock called for redemption may be converted at any time before 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date;

(F) that holders who want to convert shares of the Convertible Preferred Stock must satisfy the requirements set forth in Section 3B(7);

(G) that shares of the Convertible Preferred Stock called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(H) if fewer than all the Outstanding shares of the Convertible Preferred Stock are to be redeemed by the Corporation, the number of shares to be redeemed;

(I) that, unless the Corporation defaults in making payment of such Redemption Price, dividends in respect of the shares of Convertible Preferred Stock called for redemption will cease to accumulate on and after the Redemption Date;

(J) the CUSIP number of the Convertible Preferred Stock; and

(K) any other information the Corporation wishes to present; and

(iii)(A) publish the information set forth in Section 3B(6)(b)(ii) once in a daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, The City of New York, (B) issue a press release containing such information and (C) publish such information on the Corporation’s web site on the World Wide Web.

(c) If the Corporation gives notice of redemption, then, by 12:00 p.m., New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall, with respect to:

(i) shares of the Convertible Preferred Stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC cash sufficient to pay the Redemption Price and shall give DTC irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Convertible Preferred Stock; and

(ii) shares of the Convertible Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the Paying Agent cash sufficient to pay the Redemption Price and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Convertible Preferred Stock upon surrender to the Paying Agent of their certificates evidencing their shares of the Convertible Preferred Stock.

(d) If on the Redemption Date, DTC and/or the Paying Agent holds or hold money sufficient to pay the Redemption Price for the shares of Convertible Preferred Stock delivered for redemption as set forth herein, dividends shall cease to accumulate as of the Redemption Date on those shares of the Convertible Preferred Stock called for redemption and all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section 3B(6).

(e) Payment of the Redemption Price for shares of the Convertible Preferred Stock is conditioned upon book-entry transfer or physical delivery of certificates representing the Convertible Preferred Stock, together with necessary endorsements, to the Paying Agent, or to the Paying Agent’s account at DTC, at any time after delivery of the Redemption Notice.

(f) Payment of the Redemption Price for shares of the Convertible Preferred Stock shall be made (1) on the Redemption Date, if book-entry transfer or physical delivery of the Convertible Preferred Stock has been made by or on the Redemption Date, or (2) if book-entry transfer or physical delivery of the Convertible Preferred Stock has not been made by or on the Redemption Date, at the time of such transfer or delivery.

(g) If the Redemption Date falls after a Record Date and before the related Dividend Payment Date, holders of the shares of Convertible Preferred Stock at the close of business on that Record Date shall be entitled to receive the dividend payable on those shares on the corresponding Dividend Payment Date.

(h) If fewer than all the Outstanding shares of Convertible Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot, on a pro rata basis (with any fractional shares being rounded to the nearest whole share), or any other method as may be determined by the Board of Directors to be fair and appropriate.

(i) Upon surrender of a certificate or certificates representing shares of the Convertible Preferred Stock that is or are redeemed in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate or certificates representing shares of the Convertible Preferred Stock in an amount equal to the unredeemed portion of the shares of Convertible Preferred Stock surrendered for partial redemption.

(j) Notwithstanding the foregoing provisions of this Section 3B(6), unless full cumulative dividends (whether or not declared) on all Outstanding shares of Convertible Preferred Stock have been paid or set apart for payment for all Dividend Periods terminating on or before the Redemption Date, none of the shares of Convertible Preferred Stock shall be called for redemption.

(7).	Conversion.

(a) Right to Convert. Each share of Convertible Preferred Stock shall be convertible, at any time, in accordance with, and subject to, this Section 3B(7) at the Conversion Rate. Notwithstanding the foregoing, if any shares of Convertible Preferred

Stock are called for redemption pursuant to Section 3B(6), such conversion right shall cease and terminate, as to the shares of the Convertible Preferred Stock to be redeemed, at 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date, unless the Corporation shall default in the payment of the Redemption Price therefor, as provided herein.

(b)	Conversion Procedures.

(i) Conversion of shares of the Convertible Preferred Stock may be effected by any holder thereof (A) if such holder’s shares of Convertible Preferred Stock are in certificated form, upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Conversion Agent as may be designated by the Board of Directors, of the certificate or certificates, if any, for such shares of the Convertible Preferred Stock to be converted accompanied by a complete and manually signed Notice of Conversion (as set forth in the form of Convertible Preferred Stock certificate) along with (x) appropriate endorsements and transfer documents as required by the Registrar or Conversion Agent and (y) if required pursuant to Section 3B(7)(c), funds equal to the dividend payable on the next Dividend Payment Date or (B) if such holder’s shares of Convertible Preferred Stock are in the form of Global Preferred Shares, by (x) complying with the procedures of the Depositary in effect at that time and (y) if required pursuant to Section 3B(7)(c), delivering funds equal to the dividend payable on the next Dividend Payment Date. In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Convertible Preferred Stock pursuant hereto. The conversion of the Convertible Preferred Stock will be deemed to have been made as of the close of business on the date (the “Conversion Date”) the foregoing procedures have been complied with. As promptly as practicable after the Conversion Date with respect to any shares of Convertible Preferred Stock, the Corporation shall reflect in its stock records the cancellation of the Convertible Preferred Stock that is being converted and the issuance of such number of validly issued, fully paid and non-assessable shares of Common Stock to which the holders of such shares of the Convertible Preferred Stock are entitled as a result of the conversion, if any, as of such Conversion Date (in the case of a settlement in Common Stock (and cash in lieu of fractional shares) prior to November 17, 2015 or any Physical Settlement made thereafter) or the final day of the Observation Period (in the case of Combination Settlement). If any Common Stock to be issued upon conversion is certificated, promptly after the issuance of the Common Stock certificate (or, if the Convertible Preferred Stock is certificated, promptly after, and in any case no later than 2 Business Days after, the surrender of the certificates representing the shares that are converted but not earlier than the Third Trading Day following the Conversion Date or the final day of the relevant Observation Period, as applicable), the Corporation shall deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of the Convertible Preferred Stock being converted (or such holder’s transferee) shall be entitled, and (2) if the Convertible Preferred Stock is then certificated and less than the full number of shares of the Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. As of the close of business on the Conversion Date, the rights of the holder of the Convertible Preferred Stock as to the shares being converted shall cease except for the right to receive shares of Common Stock.

(c)	Dividend and Other Payments Upon Conversion.

(i) Upon settlement of a conversion of the Convertible Preferred Stock and subject to the immediately succeeding paragraph, a holder shall not receive cash payment of accumulated and unpaid dividends and the Corporation shall not make any payments in respect of or adjust the Conversion Rate to account for accumulated and unpaid dividends to the Conversion Date except as provided in Section 3B(8)(a)(ii).

(ii) If a holder of shares of Convertible Preferred Stock exercises its conversion rights, such shares shall cease to accumulate dividends as of the end of the day immediately preceding the Conversion Date. Upon conversion of the Convertible Preferred Stock, except for conversion during the period from the close of business on any Record Date corresponding to a Dividend Payment Date to the open of business on such Dividend Payment Date, in which case the holder on such Record Date shall receive the dividends payable on such Dividend Payment Date, accumulated and unpaid dividends on the converted share of Convertible Preferred Stock shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of any cash and/or Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Convertible Preferred Stock being converted pursuant to the provisions hereof. Shares of the Convertible Preferred Stock surrendered for conversion after the close of business on any Record Date for the payment of dividends declared and before the opening of business on the Dividend Payment Date corresponding to that Record Date must be accompanied by a payment to the Corporation in cash of an amount equal to the dividend payable in respect of those shares on such Dividend Payment Date, subject to clause (iii) below.

(iii) Notwithstanding the foregoing, if shares of the Convertible Preferred Stock are converted during the period after the close of business on any Record Date and before the opening of business on the corresponding Dividend Payment Date and the Corporation has called such shares of the Convertible Preferred Stock for redemption during such period, or has specified a

Fundamental Change Conversion Deadline during such period, the holder who tenders such shares for conversion shall receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of shares of the Convertible Preferred Stock for conversion.

(d)	Settlement upon Conversion

(i) Upon conversion of any Convertible Preferred Stock prior to November 17, 2015, the Corporation shall pay or deliver, as the case may be, to converting holders, in respect of the Liquidation Preference per share of Convertible Preferred Stock, shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock.

(ii) Upon conversion of any Convertible Preferred Stock on or after November 17, 2015, the Corporation shall pay or deliver, as the case may be, to converting holders, either cash (“Cash Settlement”), shares of Common Stock, together with cash, if applicable, in lieu of any fractional shares of Common Stock (“Physical Settlement”) or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of any fractional shares of Common Stock (“Combination Settlement”), at its election, subject to the requirements set forth in this Section 3B(7) and Section 3B(10)(b).

(iii) The Corporation shall not have any obligation to use the same Settlement Method with respect to conversions occurring on different Conversion Dates after November 17, 2015, except that the Corporation shall use the same Settlement Method for all conversions following a Redemption Notice to and including the related Redemption Date, regardless of the Conversion Date. If the Corporation elects a Settlement Method, it shall inform holders so converting through the Conversion Agent of such Settlement Method it has selected no later than the second Business Day immediately following the related Conversion Date; provided that in the case of any conversions of Convertible Preferred Stock following a Redemption Notice to and including the Business Day immediately preceding the related Redemption Date, the Corporation shall elect the Settlement Method specified in such Redemption Notice. If the Corporation does not provide notice electing a settlement method in respect of any conversion of the Convertible Preferred Stock, it shall be deemed to have elected Physical Settlement.

(iv) The cash, shares of Common Stock or combination of cash and shares of Common Stock to be paid and/or delivered to converting holders of Convertible Preferred Stock (the “Settlement Amount”) shall be computed as follows:

(A) if the Corporation elects (or is deemed to have elected) Physical Settlement, or for any Conversion Date prior to November 17, 2015, the Corporation shall deliver to the converting holder a number of shares of Common Stock equal to the product of (1) the number of shares of Convertible Preferred Stock to be converted, and (2) the applicable Conversion Rate;

(B) if the Corporation elects Cash Settlement, the Corporation shall deliver to the converting holder, in respect of the Liquidation Preference per share of Convertible Preferred Stock, cash in an amount equal to the sum of the Daily Conversion Values for each of the 20 consecutive Trading Days during the related Observation Period; and

(C) if the Corporation elects Combination Settlement, the Corporation shall pay or deliver to the converting holder, in respect of the Liquidation Preference per share of the Convertible Preferred Stock, a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the 20 consecutive Trading Days during the related Observation Period.

(v) If the Corporation elects Physical Settlement, or any shares of Convertible Preferred stock are converted prior to November 17, 2015, the Corporation shall deliver the Settlement Amount to converting holders on the third Trading Day following the Conversion Date, but such holders will be deemed to be the owners of the shares of Common Stock included in the Settlement Amount as of the close of business on the Conversion Date. If the Corporation elects Cash Settlement or Combination Settlement, the Corporation shall pay or deliver, as the case may be, the Settlement Amount to converting holders on the third Trading Day following the final Trading Day of the relevant Observation Period and such converting holders will only be deemed to be the owners of any of the shares of Common Stock included in the Settlement Amount upon the delivery of such shares.

(e) Fractional Shares. In connection with the conversion of any shares of the Convertible Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Daily VWAP of the Common Stock on the Conversion Date (in the case of Physical Settlement) or the Daily VWAP of the Common Stock on the last Trading Day of the relevant Observation Period (in the case of Combination Settlement) rounded to the nearest whole cent.

(f) Total Shares. If more than one share of the Convertible Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the Convertible Preferred Stock so surrendered.

(g) Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. The Corporation shall:

(i) at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the Convertible Preferred Stock such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of the Convertible Preferred Stock;

(ii) prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Convertible Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation (including, without limitation, the registration or approval, if required, of any shares of Common Stock to be provided for the purpose of conversion of the Convertible Preferred Stock hereunder); and

(iii) ensure that all shares of Common Stock delivered upon conversion of the Convertible Preferred Stock will, upon delivery, be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

(8).	Fundamental Change Conversions.

(a) If a Fundamental Change occurs, holders of Convertible Preferred Stock may elect to convert shares of Convertible Preferred Stock at any time during the Fundamental Change Period (the right of conversion, “Fundamental Change Conversion Right”) at an adjusted Conversion Rate as follows:

(i) If the Stock Price is greater than or equal to $61.22 (the “Reference Price”) (subject to adjustment in the same manner as the Stock Price as provided in clause (b)(iv) below), the Conversion Rate shall be increased by a number of additional shares determined by reference to the table below (such additional shares, the “Fundamental Change Make-Whole Premium”); and

(ii) if the Stock Price is less than the Reference Price (subject to adjustment in the same manner as the Stock Price as provided in clause (b)(iv) below), the Conversion Rate shall be equal to the Liquidation Preference per share of Convertible Preferred Stock plus all accumulated and unpaid dividends thereon to but excluding the Fundamental Change Settlement Date (unless the Conversion Date for a share of Convertible Preferred Stock occurs after the Record Date for the payment of dividends and prior to the related Dividend Payment Date, in which case the Conversion Rate calculation for such share under this clause (ii) shall not include accumulated and unpaid dividends that shall be paid to holders of record on such Record Date as set forth in Section 3B(7)(c) above), divided by the average of the Closing Sale Prices of the Common Stock for the five consecutive Trading Days ending on the third Business Day prior to the Fundamental Change Settlement Date (such average price, the “Fundamental Change Settlement Price”). Notwithstanding the foregoing, in no event will the Conversion Rate exceed 3.2669 shares of Common Stock per share of Convertible Preferred Stock, subject to adjustment in accordance with Section 3B(9).

(b) The Fundamental Change Make-Whole Premium will be determined by reference to the table below, based on the date on which the Fundamental Change occurs (the “Effective Date”) and the Stock Price:

	Stock Price
Effective Date	$61.22	$70.00	$75.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00	$160.00	$200.00
November 5, 2010	0.3002	0.2472	0.2170	0.1922	0.1550	0.1288	0.1096	0.0951	0.0838	0.0748	0.0675	0.0613	0.0443

November 17, 2011	0.3002	0.2228	0.1942	0.1701	0.1346	0.1103	0.0930	0.0802	0.0705	0.0628	0.0566	0.0515	0.0374

November 17, 2012	0.3002	0.1953	0.1667	0.1435	0.1102	0.0884	0.0735	0.0629	0.0551	0.0491	0.0443	0.0404	0.0296

November 17, 2013	0.3002	0.1648	0.1356	0.1129	0.0820	0.0631	0.0512	0.0433	0.0378	0.0336	0.0304	0.0278	0.0206

November 17, 2014	0.3002	0.1270	0.0962	0.0739	0.0464	0.0325	0.0252	0.0211	0.0185	0.0166	0.0152	0.0140	0.0105

December 22, 2015 and thereafter	0.3002	0.0953	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

provided, however, that:

(i) if the Stock Price is between two Stock Prices listed in the table above under the column titled “Stock Price,” or if the actual Effective Date of such Fundamental Change is between two Effective Dates listed in the table above in the row immediately below the title “Effective Date,” then the Fundamental Change Make-Whole Premium shall be determined by the Corporation by linear interpolation between the Fundamental Change Make-Whole Premiums set forth for the two Stock Prices and the two Effective Dates on the table based on a 365-day year, as applicable;

(ii) if the Stock Price is greater than $200.00 (subject to adjustment in the same manner as the Stock Price as provided in clause (iv) below), then the Fundamental Change Make-Whole Premium shall be equal to zero and this Section 3B(8) shall not require the Corporation to increase the Conversion Rate with respect to such Fundamental Change;

(iii) if the Stock Price is less than the Reference Price (subject to adjustment in the same manner as the Stock Price as provided in clause (iv) below), then the Fundamental Change Make-Whole Premium shall be equal to zero and the Conversion Rate shall instead be determined in accordance with clause (a)(ii);

(iv) if an event occurs that requires, pursuant to Section 3B(9), an adjustment to the Conversion Rate, then, on the date and at the time such adjustment is so required to be made, each price set forth in the table above under the column titled “Stock Price” shall be deemed to be adjusted so that such Stock Price, at and after such time, shall be equal to the product of (1) such Stock Price as in effect immediately before such adjustment to such Stock Price and (2) a fraction whose numerator is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate and whose denominator is the Conversion Rate to be in effect, in accordance with Section 3B(9), immediately after such adjustment to the Conversion Rate; and

(v) each Fundamental Change Make-Whole Premium set forth in the table above shall be adjusted in the same manner in which, and for the same events for which, the Conversion Rate is to be adjusted pursuant to Section 3B(9).

(c) To the extent practicable, the Corporation shall notify holders of Convertible Preferred Stock of the anticipated effective date of such Fundamental Change at least 20 Business Days prior to the anticipated effective date of such Fundamental Change, but in any event not later than two Business Days following its awareness of the occurrence of a Fundamental Change. In addition, the Corporation shall send a notice to holders of a Fundamental Change within five Business Days after the Effective Date of the Fundamental Change (the “Fundamental Change Company Notice”). Such Fundamental Change Company Notice shall state:

(i) the events constituting the Fundamental Change;

(ii) the Effective Date of the Fundamental Change;

(iii) the last date on which the holder of Convertible Preferred Stock may exercise the Fundamental Change Conversion Right (such date, the “Fundamental Change Conversion Deadline”), which shall be a date no less than 20 Business Days nor more than 35 Business Days after the Effective Date of such Fundamental Change, provided that such date shall not be less than 10 Business Days following the early settlement date the Corporation specifies for the purchase contracts as described in the Purchase Contract and Pledge Agreement (the period from the Effective Date of a Fundamental Change to and including the Fundamental Change Conversion Deadline, the “Fundamental Change Period”);

(iv) the name and address of the Paying Agent and the Conversion Agent;

(v) the Conversion Rate and any adjustment to the Conversion Rate that will result from the Fundamental Change, or if the Stock Price is less than the Reference Price, the formula for determination of the Conversion Rate;

(vi) the procedures that the holder of Convertible Preferred Stock must follow to exercise the Fundamental Change Conversion Right; and

(vii) if the Stock Price is less than the Reference Price,

(A) the Fundamental Change Settlement Date; and

(B) if the Fundamental Change Settlement Date falls on or after November 17, 2015, the Settlement Method for all conversions during the Fundamental Change Period, including the amount of cash per share of Convertible Preferred Stock the Corporation will pay in settlement of any such conversions.

(d) To exercise the Fundamental Change Conversion Right, a holder of the Convertible Preferred Stock must convert its shares in accordance with Section 3B(7)(b).

(e) If the Stock Price is less than the Reference Price, then notwithstanding Section 3B(7)(d) hereof,

(i) the Corporation shall settle any conversions during the Fundamental Change Period on the Fundamental Change Settlement Date;

(ii) if the Corporation has validly elected Cash Settlement in the Fundamental Change Company Notice, the Corporation shall deliver, in respect of each share of the Convertible Preferred Stock, an amount of cash equal to the Conversion Rate (as adjusted pursuant to this Section 3B(8)) multiplied by the Fundamental Change Settlement Price; and

(iii) if the Corporation has validly elected Combination Settlement in the Fundamental Change Company Notice, the Corporation shall deliver, in respect of each share of the Convertible Preferred Stock, in addition to the amount of cash per share of Convertible Preferred Stock specified in the Fundamental Change Company Notice, a number of shares of Common Stock (and cash in lieu of any fractional shares) equal to a fraction, the numerator of which is (X) the Conversion Rate (as adjusted pursuant to this Section 3B(8)) multiplied by the Fundamental Change Settlement Price minus (Y) the amount of cash per share specified in the Fundamental Change Company Notice, and the denominator of which is the Fundamental Change Settlement Price.

(f) Nothing in this Section 3B(8) shall prevent an adjustment to the Conversion Rate pursuant to Section 3B(9) in respect of a Fundamental Change.

(9). Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time by the Corporation for any of the following events that occur following November 5, 2010 (regardless of whether any Convertible Preferred Stock has been issued at the time of any such event):

(a) If the Corporation issues Common Stock as a dividend or distribution on its Common Stock to all or substantially all holders of its Common Stock, or if the Corporation effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × OS1 / OS0

where:

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination;

CR1 = the Conversion Rate in effect immediately on and after the Ex-Dividend Date for such dividend or distribution, or the effective date of such share split or share combination;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Dividend Date for such dividend or distribution, or the effective date of such share split or share combination; and

OS1 = the number of shares of Common Stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination.

Any adjustment made pursuant to this paragraph (a) shall become effective as of the open of business on (x) the Ex-Dividend Date for such dividend or distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (a) is declared but not so paid or made, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Corporation distributes to all holders of Common Stock any rights, warrants or options entitling them for a period of not more than 45 days after the date of distribution thereof to subscribe for or purchase Common Stock, in any case at an exercise price per share of Common Stock less than the Closing Sale Price of the Common Stock on the Business Day immediately preceding the time of announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × (OS0 + X) / (OS0 + Y)

where:

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately on and after the Ex-Dividend Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Dividend Date for such distribution;

X = the aggregate number of shares of Common Stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise all such rights, warrants or options and (B) the average of the Closing Sale Prices of Common Stock for the 10 consecutive Trading Days ending on the Trading Day immediately preceding the date of announcement for the distribution of such rights, warrants or options.

For purposes of this paragraph (b), in determining whether any rights, warrants or options entitle the holders to subscribe for or purchase Common Stock at less than the applicable Closing Sale Price of the Common Stock, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Corporation. Any increase to the Conversion Rate made under this paragraph (b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. If any right, warrant or option described in this paragraph (b) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such right, warrant or option had not been so issued.

(c) If the Corporation distributes shares of Capital Stock of the Corporation, evidences of indebtedness or other assets or property of the Corporation to all holders of Common Stock, excluding:

(i) dividends, distributions, rights, warrants or options as to which an adjustment to the Conversion Rate was effected in paragraph (a) or (b) above;

(ii) dividends or distributions paid exclusively in cash; and

(iii) Spin-Offs described below in this paragraph (c), then the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × SP0 / (SP0 – FMV)

where

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately on and after the Ex-Dividend Date for such distribution;

SP0 = the Closing Sale Price of Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined in good faith by the Board of Directors) of the shares of Capital Stock of the Corporation, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock, expressed as an amount per share of Common Stock, on the earlier of the Record Date and the Ex-Dividend Date for such distribution.

An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph shall become effective as of the open of business on the Ex-Dividend Date for such distribution.

If any such distribution is declared or not paid or made, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared. If any such distribution consists of rights, warrants or options, and such rights, warrants or options are not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such right, warrant or option had not been so issued.

If the Corporation distributes to all holders of Common Stock, Capital Stock of the Corporation of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit (a “Spin-Off”), the Conversion Rate in effect immediately following the 10th Trading Day immediately following, and including, the effective date of the Spin-Off shall be increased based on the following formula:

CR1 = CR0 × (FMV0 + MP0) / MP0

where:

CR0 = the Conversion Rate in effect on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

CR1 = the Conversion Rate immediately after the 10th Trading Day immediately following (and including) the effective date of the Spin-Off;

FMV0 = the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Days after and including the effective date of the Spin-Off; and

MP0 = the average of the Closing Sale Prices of Common Stock over the first 10 consecutive Trading Days after (and including) the Ex-Dividend Date of the Spin-Off.

An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph will occur at the close of business on the 10th Trading Day from and including the effective date of the Spin-Off; provided that in respect of any Conversion Date that occurs within the 10 Trading Days following the effective date of any Spin-Off, references within this paragraph (c) to 10 consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date of such Spin-Off to and including the applicable Conversion Date in determining the Conversion Rate adjustment for such conversion.

If any such dividend or distribution described in this paragraph (c) is declared but not paid or made, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(d) If any regular, quarterly cash dividend or distribution made to all or substantially all holders of Common Stock during any quarterly fiscal period exceeds $0.34 per share (the “Initial Dividend Threshold”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × (SP0 – IDT) / (SP0 – C)

where,

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such cash dividend or distribution;

CR1 = the Conversion Rate in effect immediately after the Ex-Dividend Date for such cash dividend or distribution;

SP0 = the Closing Sale Price of Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such cash dividend or distribution;

C = the amount in cash per share the Corporation distributes to holders of Common Stock; and

IDT = the Initial Dividend Threshold.

If C is greater than or equal to SP0, then, in lieu of any adjustment under this paragraph (d), the Corporation shall make adequate provision so that each holder of Convertible Preferred Stock shall have the right to receive upon conversion for each share of Convertible Preferred Stock, in addition to any shares of Common Stock issuable upon such conversion, the amount of cash such holder would have received had such holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for such cash dividend or distribution.

The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate, provided that no adjustment will be made to the Initial Dividend Threshold for any adjustment made to the Conversion Rate under this paragraph (d).

(e) If the Corporation pays any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to all or substantially all holders of Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × SP0 / (SP0 – C)

where,

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such dividend or distribution;

CR1 = the Conversion Rate in effect on and after the Ex-Dividend Date for such dividend or distribution;

SP0 = the Closing Sale Price of Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C = the amount in cash per share the Corporation distributes to holders of Common Stock.

If C is greater than or equal to SP0, then, in lieu of any adjustment under this paragraph (e), the Corporation shall make adequate provision so that each holder of Convertible Preferred Stock shall have the right to receive upon conversion for each share of Convertible Preferred Stock, in addition to any shares of Common Stock issuable upon such conversion, the amount of cash such holder would have received had such holder held a number of shares of Common Stock equal to the Conversion Rate in effect as of the Ex-Dividend Date for such dividend or distribution.

An adjustment to the Conversion Rate made pursuant to Section 3B(9)(d) or Section 3B(9)(e) shall become effective as of the open of business on the Ex-Dividend Date for such dividend or distribution. If any dividend or distribution described in Section 3B(9)(d) or Section 3B(9)(e) is declared but not so paid or made, the Conversion Rate shall be readjusted to the Conversion Rate that would be in effect if such dividend or distribution had not been declared.

(f) If the Corporation or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Sale Price of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × (AC + (SP1 × OS1)) / (SP1 × OS0)

where:

CR0 = the Conversion Rate in effect on the Trading Day on which such tender or exchange offer expires;

CR1 = the Conversion Rate in effect on the Trading Day immediately following the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by the Board of Directors) paid or payable for the Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase or exchange of shares of Common Stock pursuant to such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares of Common Stock pursuant to such tender or exchange offer); and

SP1 = the Closing Sale Price of Common Stock on the Trading Day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made.

Any adjustment to the Conversion Rate made pursuant to this Section 3B(9)(f) shall become effective on the second day immediately following the date such tender offer or exchange offer expires. If the Corporation or one of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(g) The Corporation may make such increases to the Conversion Rate in addition to those required by this Section 3B(9) as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to purchase Common Stock) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and the increase is irrevocable during the period and the Board of Directors determines in good faith that such increase would be in the best interests of the Corporation. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to each holder of the Convertible Preferred Stock at the address of such holder as it appears in the stock register a notice of the reduction at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i) No adjustment to the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate then in effect, provided, however, that any adjustments that by reason of this Section 3B(9)(g)(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made on the Conversion Date with respect to any converted shares of Convertible Preferred Stock, regardless of whether the aggregate adjustment is less than one percent on the Conversion Date. All calculations under this Section 3B(9) shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be.

(ii) No adjustment to the Conversion Rate shall be made if holders of the Convertible Preferred Stock, as a result of holding the Convertible Preferred

Stock and without conversion thereof, are entitled to participate at the same time as the holders of Common Stock participate in any of the transactions described above as if such holders of the Convertible Preferred Stock held a number shares of Common Stock equal to the Conversion Rate, multiplied by the number of shares of Convertible Preferred Stock held by such holders.

(iii) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Conversion Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Conversion Agent shall have received such Officer’s certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of Convertible Preferred Stock at its last address appearing in the stock register within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(iv) If a Conversion Rate adjustment becomes effective on the Ex-Dividend Date for any dividend or distribution and a holder that has converted its shares of the Convertible Preferred Stock on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of Common Stock as of the related Conversion Date based on an adjusted Conversion Rate for such Ex-Dividend date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, adjustments relating to such Ex-Dividend Date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(v) For purposes of this Section 3B(9), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 3B(9), but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(h) Whenever any provision of this Section 3B(9) requires the Corporation to calculate the Closing Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days (including any Observation Period), the Corporation shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period when the Closing Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated.

(10).	Effect of Recapitalizations, Reclassifications and Changes of Common Stock.

(a) If any of the following events occur, namely (i) any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination), (ii) any consolidation, merger or combination involving the Corporation, (iii) any sale, lease or other transfer of all or substantially all of the properties and assets of the Corporation to any other Person, or (iv) any statutory share exchange, in each case, as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such Common Stock, then each share of Convertible Preferred Stock shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”) upon such transaction; provided, however, that at and after the effective time of the transaction (i) the Corporation shall continue to have the right to determine the form of consideration to be paid and delivered, as the case may be, upon conversion of the Convertible Preferred Stock in accordance with Section 3B(7)(d) and (ii) (x) any amount payable in cash upon conversion of the Convertible Preferred Stock in accordance with Section 3B(7)(d) shall continue to be payable in cash, (y) any shares of Common Stock that the Corporation would have been required to deliver upon conversion of Convertible Preferred Stock in accordance with Section 3B(7)(d) shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such transaction and (z) the Daily VWAP shall be calculated based on the value of a unit of Reference Property that a holder of one share of Common Stock would have received in such transaction.

(b) If the holders of Common Stock receive only cash in such transaction, then notwithstanding anything herein to the contrary for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each share of Convertible Preferred Stock shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Fundamental Change Make-Whole Premium), multiplied by the price paid per share of Common Stock in such transaction and (ii) the Corporation shall satisfy its conversion obligation by paying cash to converting holders of Convertible Preferred Stock on the third Scheduled Trading Day immediately following the Conversion Date.

(c) If the transaction causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then for the purposes of this Section 3B(10), the Reference Property shall be deemed to be the weighted average of the types and amounts of consideration so receivable received per share by the holders of Common Stock that affirmatively make such election.

(d) In connection with any adjustment to the Conversion Rate provided under Section 3B(9), the Corporation shall also adjust the Initial Dividend Threshold under Section 3B(9)(d) based on the number of shares of Common Stock comprising the Reference Property and (if applicable) the value of any non-stock consideration comprising the Reference Property. If the Reference Property is composed solely of non-stock consideration, the Initial Dividend Threshold shall be zero.

(e) The Corporation shall cause notice of the application of this Section 3B(10) to be delivered to each holder of the Convertible Preferred Stock at the address of such holder as it appears in the stock register within twenty (20) days after the occurrence of any of the events specified in Section 3B(10)(a) and shall issue a press release containing such information and publish such information on its web site on the World Wide Web. Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 3B(10).

(f) The above provisions of this Section 3B(10) shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances, and the provisions of Section 3B(9) shall apply to any shares of Capital Stock received by the holders of Common Stock in any such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that if this Section 3B(10) applies to any event or occurrence, Section 3B(9) shall not apply to such event or occurrence.

(11). Rights Issued in Respect of Common Stock Issued Upon Conversion. If the Corporation has in effect a rights plan while any shares of Convertible Preferred Stock remain outstanding, holders of Convertible Preferred Stock shall receive, upon a conversion of Convertible Preferred Stock, in addition to shares of Common Stock, rights under the Corporation’s shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the shareholder rights plan have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of Convertible Preferred Stock would not be entitled to receive any rights in respect of the Common Stock, if any, that the Corporation is required to deliver upon conversion of Convertible Preferred Stock, the Conversion Rate shall be adjusted at the time of separation as if the Corporation had distributed to all holders of the Common Stock, Capital Stock of the Corporation (other than Common Stock), evidences of indebtedness, the Corporation’s assets or properties pursuant to Section 3B(9)(c) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

(12).	Voting Rights.

(a) The holders of record of shares of the Convertible Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 3B(12), as otherwise provided in the Certificate of Incorporation and as otherwise provided by law.

(b) The affirmative vote of holders of at least two-thirds of the outstanding shares of the Convertible Preferred Stock and all other class or series of Parity Stock upon which like voting rights have been conferred, voting as a single class, in person or by proxy, at an annual meeting of the Corporation’s stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required for the following events:

(i) to authorize, create or issue, or increase the number of authorized or issued shares of any class or series of Senior Stock, or reclassify any Capital Stock of the Corporation into any such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock; and

(ii) to alter, repeal or amend, any provisions of the Certificate of Incorporation if the amendment would affect any right, preference, privilege or voting power of the Convertible Preferred Stock, so as to materially and adversely affect the holders thereof.

Holders of Convertible Preferred Stock shall not be entitled to vote any increase in the number of the authorized shares of Common Stock or Preferred Stock, any increase in the number of authorized shares of Convertible Preferred Stock, or the creation and issuance of any class or series of Common Stock, other Junior Stock or Parity Stock, except as set forth above. Nor shall holders of Convertible Preferred Stock have any voting right with respect to, and the consent of the holders of any Convertible Preferred Stock is not required for, any corporate action, including any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of Convertible Preferred Stock, except as set forth above.

In addition, the voting power as provided above shall not apply, if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, the Corporation has converted or redeemed upon proper procedures all outstanding shares of the Convertible Preferred Stock.

(c) If at any time dividends on any shares of Convertible Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, then the holders of shares of Convertible Preferred Stock (voting together as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors of the Corporation (each, a “Convertible Preferred Stock Director”) at the next annual meeting of stockholders (or at a special meeting of the Corporation’s stockholders called for such purpose, whichever is earlier) and each subsequent meeting until all dividends accumulated on the Convertible Preferred Stock and all other series of Parity Stock upon which like voting rights have been conferred and are exercisable have been fully paid or a sum sufficient for payment is set aside for payment. In such a case, the number of directors serving on the Board of Directors shall be increased by two. The term of office of such Convertible Preferred Stock Directors will terminate immediately upon the termination of the right of the holders of Convertible Preferred Stock and such Parity Stock to vote for directors. Each holder of shares of the Convertible Preferred Stock will have one vote for each share of Convertible Preferred Stock held. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Convertible Preferred Stock pursuant to this Section 3B(12)(c), or if a vacancy shall exist in the office of any Convertible Preferred Stock Director, the Board of Directors may, and upon written request of the holders of record of at least 10% of the Outstanding Convertible Preferred Stock and all other series of Parity Stock upon which like voting rights have been conferred and are exercisable addressed to the Chairman of the Board of the Corporation shall, call a special meeting of the holders of the Convertible Preferred Stock and all other series of Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) for the purpose of electing the Convertible Preferred Stock Director(s) that such holders are entitled to elect; provided that, if such written request is received within 90 days before the date fixed for the next annual or special meeting of stockholders, Board of Directors may disregard the request and the Convertible Preferred Stock Directors shall be elected at such annual or special meeting of stockholders. At any meeting held for the purpose of electing a Convertible Preferred Stock Director, the presence in person or by proxy of the holders of at least a majority of the Outstanding Convertible Preferred Stock shall be required to constitute a quorum of such Convertible Preferred Stock and the Convertible Preferred Stock Directors shall be elected by a plurality of the votes cast. Each Convertible Preferred Stock Director shall be entitled to one vote on any matter before the Board of Directors. The Convertible Preferred Stock Directors shall agree, prior to their election to office, to resign upon any termination of the right of the holders of Convertible Preferred Stock and Parity Stock having like voting rights to vote as a class for Convertible Preferred Stock Directors as herein provided, and upon such termination, the Convertible Preferred Stock Directors then in office shall forthwith resign and the number of directors serving on Board of Directors will be reduced accordingly.

(13). Transfer Agent and Registrar. The duly appointed transfer agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Convertible Preferred Stock shall be Computershare Investor Services, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

(14). Currency. All shares of Convertible Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$”or “dollars” refer to U.S. currency.

(15).	Form.

(a) The Convertible Preferred Stock shall be issued in the form of one or more permanent global shares of Convertible Preferred Stock (each, a “Global Preferred Share”) in definitive, fully registered form with the global legend (the “Global Shares Legend”) as set forth on the form of Convertible Preferred Stock certificate.

The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited on behalf of the holders of the Convertible Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. At such time as all interests in a Global Preferred Share have been converted, canceled, repurchased or transferred, such Global Preferred Share shall be, upon receipt thereof, canceled by the Corporation in accordance with standing procedures and existing instructions between the Depositary and the Corporation.

This Section 3B(15)(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 3B(15), countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Section 3B, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share.

Notwithstanding any other provisions of this Section 3B (other than the provisions set forth in this Section 3B(15)(a)), a Global Preferred Share may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for transfers of portions of a Global Preferred Share in certificated form made upon request of a member of, or a participant in, the Depositary (for itself or on behalf of a beneficial owner) by notice by or on behalf of the Depositary in accordance with customary procedures of the Depositary and in compliance with this Section 3B(15)(a).

Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Convertible Preferred Stock, unless (x) DTC is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for DTC within 90 days, (y) DTC ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for DTC within 90 days or (z) a beneficial owner seeking to exercise or enforce its rights under its shares of Convertible Preferred Stock requests that its shares be issued as definitive certificated shares of Convertible Preferred Stock. In any such case, the Global Preferred Shares shall be exchanged in whole for certificated shares of Convertible Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Certificated shares of Convertible Preferred Stock shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.

If the Corporation determines at any time that the shares of Convertible Preferred Stock shall no longer be represented by Global Preferred Shares, it shall inform the Depositary of such determination which will, in turn, notify participants of their right to withdraw such representation by Global Preferred Shares, and if such participants elect to withdraw their beneficial interests, the Corporation shall issue certificates in definitive form in exchange for such beneficial interests in the Global Preferred Shares.

(b) (i) An Officer shall sign the Global Preferred Shares for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.

(i) If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent authenticates the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

(ii) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Global Preferred Share. The signature shall be conclusive evidence that such Global Preferred Share has been authenticated under this Section 3B. Each Global Preferred Share shall be dated the date of its authentication.

(16).	Transfer.

(a) Notwithstanding any provision to the contrary herein, so long as a Global Preferred Share remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Preferred Share, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 3B(16).

(b) Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(17).	Paying Agent and Conversion Agent.

(a) The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York (i) an office or agency where Convertible Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where Convertible Preferred Stock may be presented for conversion (the “Conversion Agent”). The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another

Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Corporation or any of its Affiliates may act as Paying Agent, Registrar or Conversion Agent.

(b) Payments due on the Convertible Preferred Stock shall be payable at the office or agency of the Corporation maintained for such purpose in The City of New York and at any other office or agency maintained by the Corporation for such purpose. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Convertible Preferred Stock register. Notwithstanding the foregoing, payments due in respect of beneficial interests in the Global Preferred Shares shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.

(18). Headings. The headings of the subsections of this Section 3B are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.”